Exhibit 99.4

KeyCorp Board of Directors Update
Antonio DeSpirito and Christopher Henson to be nominated for election at 2026 Annual Meeting
Todd Vasos appointed Lead Independent Director
Carlton Highsmith and Ruth Ann Gillis to retire at 2026 Annual Meeting
CLEVELAND — January 20, 2026 /PRNewswire/ — KeyCorp (NYSE: KEY) today announced several changes to its Board of Directors, reaffirming the Board’s commitment to strong corporate governance and long-term shareholder value creation.

The Board will nominate Antonio “Tony” DeSpirito and Christopher L. “Chris” Henson for election as directors at KeyCorp’s 2026 Annual Meeting of Shareholders (the “Annual Meeting”). Their additions follow a comprehensive search process led by the Nominating and Corporate Governance Committee, with the assistance of a leading independent search firm, as part of the Board’s ongoing commitment to ensure its composition reflects the appropriate balance of experience and fresh perspectives in support of the Company’s strategy. Following the additions of Mr. DeSpirito and Mr. Henson, the Board will have added eight new directors over the past six years.

“Tony and Chris are outstanding additions whose experience and capabilities are directly aligned with KeyCorp’s priorities,” said Chris Gorman, Chairman and Chief Executive Officer of KeyCorp (the “Company”). “They bring expertise across capital markets, banking operations and financial oversight, as well as track records of value creation. They will further strengthen the Board as the Company continues to execute its strategy to drive disciplined growth, enhanced profitability and shareholder value.”

The Board also announced that Todd Vasos has been appointed to the role of Lead Independent Director. Mr. Vasos succeeds Alexander M. “Sandy” Cutler, who will continue to serve as an independent director.

Mr. Gorman added, “Sandy has been a steady and principled presence in the boardroom, providing independent oversight as KeyCorp transformed and navigated periods of significant industry change. We will continue to benefit from his contributions as an independent director. Todd has been an excellent contributor to the Board, and I look forward to working even more closely with him as our Lead Independent Director.”

Mr. Vasos said, “I am honored to step into the role of Lead Independent Director. I look forward to working closely with my fellow directors and management to provide strong independent oversight and support the execution of the Company’s strategy.”

Additionally, Carlton Highsmith and Ruth Ann Gillis have announced they will retire from the Board, effective at the Annual Meeting.

Mr. Gorman said, “Carlton and Ruth Ann have each made meaningful contributions to KeyCorp through their thoughtful leadership and deep expertise, and we thank them for their years of dedicated service.”

Exhibit 99.4

Following these changes, the size of the Board will remain at 14 directors. As part of its commitment to strong corporate governance, the Nominating and Corporate Governance Committee will continue to evaluate opportunities to enhance the Board’s composition in support of the Company’s strategy.

ABOUT ANTONIO DESPIRITO

Antonio “Tony” DeSpirito has been a Managing Director at BlackRock, Inc. and served as Global Chief Investment Officer for Fundamental Equities. He brings deep expertise in public markets, capital allocation and long-term value creation, shaped by decades of experience leading long-term-oriented equity investment strategies. His experience brings a long-term investor perspective informed by public-markets experience.

ABOUT CHRISTOPHER HENSON

Christopher L. “Chris” Henson is a former senior banking executive with extensive experience leading large financial institutions. He most recently served as Senior Executive Vice President and Head of Banking and Insurance at Truist Financial Corporation and previously served as President and Chief Operating Officer and Chief Financial Officer of BB&T Corporation. His experience across operations, finance, risk management and large-scale integration will further strengthen the Board’s oversight of banking operations and risk management capabilities.

ABOUT KEYCORP

KeyCorp's roots trace back more than 200 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation's largest bank-based financial services companies, with assets of approximately $184 billion at December 31, 2025.

Key provides deposit, lending, cash management, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of approximately 950 branches and approximately 1,200 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank Member FDIC.

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For more information contact:

Investor Relations: Brian Mauney, 216.689.0521, brian_mauney@keybank.com
Media: Susan Donlan, 216.471.3133, susan_e_donlan@keybank.com